UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2010

HICKORY TECH CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-13721	41-1524393
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN	56002-3248
(Address of principal executive offices)	(Zip Code)

(800) 326-5789
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

      On December 10, 2010, the HickoryTech Board of Directors approved modifications to existing Change of Control Agreements (“Agreements”)  for the following named executive officers:  John Finke, President and Chief Executive Officer; David Christensen, Chief Financial Officer; Lane Nordquist, President of Information Solutions/CIO; and Damon Dutz, President of Consumer and Network Solutions. Pursuant to Section 14 of the Agreements, the changes will be effective December 29, 2010, two weeks following the date that Executive was provided with written notice.   Pursuant to the terms of the existing Agreements, the amendment will not be effective with respect to changes in control occurring within the one year period following the date of the modification unless otherwise agreed by the Executive.  The material changes to the Agreements are summarized below.

1)
 The Agreements with Mr. Finke, Mr. Christensen and Mr. Nordquist, which previously contained a provision for a company paid 280G gross up, were modified to eliminate that  gross-up provision.  The Agreement now provides that in the event of a change in control payment being due pursuant to the Agreement, if a reduction in the Payment sufficient to avoid the Excise Tax would result in an increase in the total amount of Payment net of all applicable taxes, then, and only then, the Payment would be reduced to the amount that, when combined with all other payments and transfers of property required to be taken into account under Section 280G of the Internal Revenue Code, is $1 less than the smallest sum that would subject the Executive to the Excise Tax.

The following changes were made to the Agreements for all the named executive officers.

2)
Section 2(c), which outlines events which would deem a change of control to have happened, was modified to change the threshold of one of the triggers from 70% to 50%.  Section 2 (c) now reads:  The Company is merged into or consolidated with another corporation (other than a subsidiary of the Company) or a statutory share exchange for the Company’s outstanding voting stock of any class is consummated unless (i) a majority of the voting power of the voting stock of the surviving corporation is, immediately following the merger, consolidation or statutory share exchange, beneficially owned, directly or indirectly, by the Employee (or a group of Persons, including the Employee, acting in concert) or (ii) immediately following the merger, consolidation or statutory share exchange, more than 50% of the voting power of the voting stock of the surviving corporation is beneficially owned, directly or indirectly, by the persons who beneficially owned voting stock of the Company immediately prior to such merger, consolidation or statutory share exchange in substantially the same proportion as their ownership of the voting stock of the Company immediately prior to such merger, consolidation or statutory share exchange.

3)
The definition of a Lump Sum Payment, which is used as part of the calculation to  determine the value of any Change in Control payment, was revised to include:  i) current base salary, ii)  the bonus the Executive would have earned under the Annual Executive Incentive Plan for the year in which the termination occurs had “target” goals been achieved; and iii) the target bonus dollar amount awarded to the Executive under the Long-Term Executive Incentive Program.  Additionally, for Mr. Finke’s Agreement only, the definition also includes the supplemental credit that would have been made under his Supplemental Retirement Account in the year of a change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  December 16, 2010

HICKORY TECH CORPORATION

By: /s/ John W. Finke
John W. Finke, President and Chief Executive Officer

By: /s/ David A. Christensen
David A. Christensen, Senior Vice President and Chief Financial Officer